Banamex

                                                                         August 17, 2007

Bank of New York

One Wall Stree, 29th Floor

New York, New York 10286

Dear Sirs,

I have acted as Mexican counsel to Banco Nacional de México, S.A. integrante del Grupo Financiero Banamex (“Banamex” or the “Trustee”), a credit institution organized under the laws of the United Mexican States, in connection with the re-issuance of the Certificados de Participación Ordinarios (Ordinary Participation Certificates) (the “CPOs”) which represent financial interests in the ordinary shares of common stock of Empresas ICA, S.A.B. de C.V. (“Empresas ICA”) held in certain Mexican trust agreement dated May 28, 1997 executed among Empresas ICA as Settlor, Banamex as Trustee, and HSBC México, SA., Institución de Banca Múltiple, Grupo Financiero HSBC as common representative (the “Trust Agreement”), formalized by public deeds dated April 2, 1992 and December 10, 1993, as amended on May 28, 1997, and as further amended on May 31, 2004 (the CPOs’ Deeds), which arc registered with and may be examined at the Public Registry of Commerce of the Federal District in Mexico City.

The substitution of the CPOs is being made as result of: (i) the amendment to the corporate name of Empresas ICA, S.A. de C.V. to Empresas ICA, S.A.B. de C.V., (ii) the change of ratio from ADSs to CPOs, and (iii) certain technical modifications, such as charges and the direct registration system.

In preparing the opinion expressed below, I have examined and relied upon originals or copies authenticated to my satisfaction of the Trust Agreement, the CPOs’ Deeds and certain corporate records of the Trustee. In addition, I have made such other investigations as I considered necessary or appropriate as a basis for the opinion herein expressed.

Based on the foregoing, I am of the opinion that the CPOs are duly authorized, validly issued, fully paid and nonassessable; and entitle the holders thereof the rights specified in the Trust Agreements and the CPOs’ Deeds.

I hereby consent the use of this opinion as Exhibit 4.2 of the registration of American Depositary Shares evidenced by American Depositary Receipts under the United States Securities Act of 1933, pursuant to the Registration Statement on Form F-6 filed with the Securities and Exchange Commission (the “Registration Statement”).

This opinion is limited to the matters of Mexican law, and except as specifically expressed herein, no opinion whatsoever is expressed with respect to the Registration Statement.

Very truly yours,

/s/ Gabriel Uribe Corona
Gabriel Uribe Corona

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